Exhibit (i.1)

WILLKIE FARR & GALLAGHER LLP

1875 K Street, NW

Washington, DC 20006-1238

Tel: 202 303 1000

Fax: 202 303 2000

September 8, 2006

iShares Trust

c/o Barclays Global Fund Advisors

45 Fremont Street

San Francisco, CA 94105

Dear Ladies and Gentlemen:

You have requested us, as counsel to iShares S&P Global Utilities Sector Index Fund, iShares S&P Global Consumer Discretionary Sector Index Fund, iShares S&P Global Consumer Staples Sector Index Fund, iShares S&P Global Industrials Sector Index Fund, iShares S&P Global Materials Sector Index Fund (each a “Fund” and collectively, the “Funds”), each a series of iShares Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 52 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 333-92935 and Investment Company Act File No. 811-09729) (as amended, the “Registration Statement”).

We have examined copies of the Certificate of Trust, Trust Instrument and By-Laws of the Trust, as amended, the Funds’ prospectuses and statement of additional information (the “Statement of Additional Information”) included in its Registration Statement, all resolutions adopted by the Fund’s Board of Trustees (the “Board”) at its meetings held on September 23, 2005 and March 9, 2006, or certificates of the officers of the Trust with respect to such resolutions, resolutions of the sole shareholder of each Fund, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of each Fund (“Shares”) have been duly authorized and, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Trust Instrument, the By-Laws and the Registration Statement, will be validly issued, fully paid and nonassessable beneficial interests in the Fund assuming (i) that at the time of sale such Shares are sold in accordance with the

September 8, 2006

resolutions authorizing the issuance of such Shares; and (ii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied solely upon the opinion of Richards, Layton & Finger, P.A., which is attached hereto, and our opinion is subject to the assumptions and limitations set forth therein.

Very truly yours,

WILLKIE FARR & GALLAGHER LLP

By:	/s/ Willkie Farr & Gallagher LLP

A Member of the Firm